Exhibit 23.4

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Breitburn Energy Partners LP of our report dated February 14, 2014 relating to the statement of revenues and direct operating expenses of Acquired CrownRock Properties for the year ended December 31, 2012 appearing in the Current Report on Form 8-K/A of Breitburn Energy Partners, LP filed on February 27, 2014. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Johnson Miller & Co., CPA’s PC

Midland, Texas

January 8, 2015